EXHIBIT 99


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                                   EXHIBIT 99



BUCS Financial Corp                    Contact: Mr. Herbert J. Moltzan
10455 Mill Run Circle                           President and CEO
Owings Mills, Maryland                          (410) 998-5304




                              For Immediate Release
                                 March 14, 2001


                          BUCS FINANCIAL CORP ANNOUNCES
                          COMPLETION OF STOCK OFFERING

         Owings Mills, Maryland - March 14, 2001 -- Herbert J. Moltzan, President and Chief Executive Officer, BUCS Federal Bank (the "Bank"), announced today that the Bank completed its mutual to stock conversion at the close of business on March 14, 2001. In connection with the reorganization, BUCS Financial Corp, the new holding company for the Bank, sold 405,085 shares of common stock in a subscription stock offering for gross proceeds of $4,050,850.

         "We were pleased with the amount of investor interest in the stock of BUCS" said Mr. Moltzan. "BUCS Financial Corp is excited about being a public company and it looks forward to continuing the Bank's service to our customers and the communities in which we operate."

         The Bank, formerly known as BUCS Federal, is a federally chartered savings bank and conducts its business through its main office in Owings Mills, and its branch office in Columbia, Maryland. At December 31, 2000, the Bank had total assets of $73.1 million, total liabilities of $67.1 million and equity of $6.0 million.

         Trident Securities, a Division of McDonald Investments, Inc., assisted in the conversion. The Company's common stock will be traded on the over-the-counter market under the symbol "BUCS" with quotations available through the OTC Electronic Bulletin Board.


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                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following financial information and other data is derived from the Bank's December 31, 1999 and 2000 audited financial statements.

                          Selected Financial Highlights
                             (Dollars in thousands)

                                           At or for the Year Ended
                                               At December 31,
                                           -------------------------

                                             2000              1999
                                           -------           -------
Assets                                     $73,097           $68,155
Loans receivable, net                       49,057            43,935
Investment securities                       15,309            16,043
Cash and cash equivalents                    5,354             4,870
Deposits                                    51,441            43,333
FHLB advances                               15,000            18,615
Total equity                                 5,998             5,481
Summary of Operations:
Interest income                              5,222             4,851
Interest expense                             2,836             2,470
                                            ------            ------
Net interest income                          2,386             2,381
Provision for loan losses                      180               220
                                            ------            ------
Net interest income after
  provision for loan losses                  2,206             2,161
Noninterest income                           1,166               985
Noninterest expenses                         3,007             2,481
                                            ------            ------
Income before income taxes                     365               665
Income taxes                                   132               232
                                            ------            ------
Net income                                  $  233            $  433
                                            ======            ======



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                            Selected Financial Ratios
                                                                At or For
                                                             the Year Ended
                                                               December 31,
                                                          ---------------------

                                                               2000       1999
                                                               ----       ----
        Performance Ratios:
          Return on average assets (net income
             divided by average total  assets)                 0.33%       0.63%
          Return on average equity (net
             income divided by average equity)                 4.06%       7.86%
          Net interest rate spread                             3.36%       3.52%
          Net interest margin on average
             interest-earnings assets                          3.52%       3.68%
          Average interest-earning assets to
             average interest-bearing liabilities            104.74%     104.03%
          Efficiency ratio (noninterest expense
             divided by the sum of net interest
             income and noninterest income)                   83.45%      72.59%
        Asset Quality Ratios:
          Non-performing loans to
             total loans, net                                  0.11%       0.27%
          Non-performing assets to total assets                0.07%       0.20%
          Net charge-offs (recoveries) to
             average loans outstanding                         0.30%       0.57%
          Allowance for loan losses to total loans             1.21%       1.26%
        Capital Ratios:
          Average equity to average assets ratios average
             equity divided by average total assets)           8.14%       8.06%
          Equity to assets at period end                       8.17%       8.04%